UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 2, 2010
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33402	72-1252405
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)
(281) 203-5700
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Trico Shipping Indenture Forbearance
     Trico Marine Services, Inc. (the “Company”) and Trico Shipping AS (“Trico Shipping”), an indirect, wholly-owned subsidiary of the Company, determined that the following obligations under the Indenture dated as of October 30, 2009 between Trico Shipping, the Company, the other guarantors specified therein, and Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.), (the “Trustee”), as amended by the First Supplemental Indenture dated as of June 25, 2010 and the Second Supplemental Indenture dated as of September 21, 2010 (as so amended, the “Indenture”) have not been or will not be satisfied (the “Indenture Subject Defaults”): (i) the interest payment due November 1, 2010 with respect to Trico Shipping’s 11 7/8% Senior Secured Notes due 2014 (the “Senior Secured Notes”), (ii) the Quarterly Report on Form 10-Q of the Company required to be filed for the third quarter of 2010 will not be filed by November 9, 2010, (iii) Trico Shipping and the guarantors will not have the required $20,000,000 of liquidity as of October 31, 2010, and (iv) the LTM Consolidated Cash Flow (as such term is defined in the Indenture) of Trico Supply AS did not meet the required level of $45,900,000 as of September 30, 2010. Accordingly, on November 2, 2010, Trico Shipping, certain of its subsidiaries and affiliates and certain holders of, or legal or beneficial owners of, or the investment manager with discretionary authority with respect to, the Senior Secured Notes (collectively, the “Consenting Holders” and each, a “Consenting Holder”), executed a Forbearance Agreement (the “Indenture Forbearance”).
     Under the terms and conditions of the Indenture Forbearance, each Consenting Holder severally agreed that until the Indenture Forbearance has been terminated, it will not, as a result of the Indenture Subject Defaults, or any Default or Event of Default (as such terms are defined in the Indenture) arising therefrom: (i) direct the Trustee to pursue any right or remedy (including, without limitation, the acceleration of any obligation owing in respect of the Indenture and/or the Senior Secured Notes) against the Company, Trico Shipping or the guarantors under applicable law, the Security Documents (as such term is defined in the Indenture), the Senior Secured Notes or the Indenture, as applicable, or (ii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Senior Secured Notes other than to enforce the Indenture Forbearance, provided, however, that nothing contained in the Indenture Forbearance waives, limits, impairs or restricts the ability of each Consenting Holder to protect and preserve its rights, remedies and interest in any bankruptcy cases of the Debtor Guarantors (as such term is defined in the Indenture). Under the terms of the Indenture Forbearance, the forbearance does not constitute a waiver of the occurrence or the continuance of any Event of Default that is a Subject Default and that has occurred and is continuing, and each Event of Default that has occurred will continue to exist unless and until cured or waived by the Consenting Holders pursuant to the terms of the Indenture. Each Consenting Holder also severally agreed that until the Indenture Forbearance has been terminated, in the event that any holder of the Senior Secured Notes acts to accelerate or otherwise declare all of the notes to be due and payable immediately, the Consenting Holder will, by notice to the Trustee, act to rescind such acceleration or declaration and its consequences.
     The Indenture Forbearance terminates effective immediately upon the earliest to occur of (i) any action to exercise any right or remedy against a material part of the collateral securing the Senior Secured Notes by any party, other than the Trustee, or any holders of the notes, or the commencement of any insolvency proceedings by or against Trico Supply AS, Trico Shipping or any guarantor other than Debtor Guarantors; (ii) failure of the Credit Parties (as such term is defined in the Indenture) to enter into a support agreement and term sheet with the holders of a majority of the principal amount of the Senior Secured Notes with respect to the Restructuring (as such term is defined in the Indenture Forbearance) by November 8, 2010; (iii) the occurrence or existence of any Default or Event of Default other than the Indenture Subject Defaults; (iv) the entry into any agreement by Trico Shipping or any of its subsidiaries, or the announcement of any negotiations or discussions regarding an intention, to incur any indebtedness or other capital infusion, in each case other than with the holders of the Senior Secured Notes; (v) the failure of the guarantors, Trico Shipping or any of its subsidiaries to comply with any term, covenant or condition applicable to any of them (including the breach of any representation or warranty by any of them) in the Indenture Forbearance; or (vi) November 19, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC. (Registrant)
Dated: November 8, 2010	By:	/s/ Brett Cenkus
Brett Cenkus
General Counsel and Secretary